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Exhibit 10.10

CONSULTING AGREEMENT

This Consulting Agreement is made and entered into as of this 1st day of May 2002, by and between Palti Consultants Ltd., a private Israeli company, with its principal offices at 51 Ruth St. Haifa Israel (“Consultant”), and Novo Cure Ltd., an Israeli corporation (“Company”).

WITNESSETH

WHEREAS, the Company is engaged in developing a method and technology designed to stop proliferation and/or destroy living cells and microorganisms by means of alternating electric fields as defined in the International Application under Patent Treaty, International Application Number PCT/IB01/00202 (priority date 17.2.2000), and the new U.S. Provisional Patent Application Filed November 6, 2001 (hereinafter: the “Project”); and

WHEREAS, the Consultant is available to actively contribute to the development and research of the Project; and

WHEREAS, the Company wishes to retain the Consultant to provide the Company with certain research and development services relating to the Project in the capacity of Chief Technology Officer of the Company (the “Services”), and the Consultant wishes to provide such Services to the Company, all under the terms and subject to the conditions herein set forth;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereby agree as follows:

1.	Interpretation

1.1.	The preamble to this Agreement is an integral part of this Agreement.

1.2.	The headings in this Agreement are for convenience and reference only and are not part of the substance of this Agreement nor may serve for the interpretation thereof.

2.	Retention of the Consultant. The Company hereby engages the Consultant and the Consultant hereby agrees to accept the engagement by the Company in accordance with the terms and conditions hereof.

3.	Duties of the Consultant.

3.1.	During the term of this Agreement, the Consultant shall provide the Company with the Services, executed in accordance with the highest professional standards in the field, and shall report to the Company’s Chief Executive Officer (the “CEO”).

NovoCure Ltd. Topaz Bldg. 4th floor, Shaa’r HaCarmell P.O. Box 15022 MATAM Center, Haifa 31905

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3.2.	The Company acknowledges that the Consultant may engage in other activities, such as the provision of services to others, subject to the Consultant’s obligations under Sections 8, 9, 10 to this Agreement, and subject to the provisions of this section 3.

3.3.	The Services shall be performed solely in person by Prof. Yoram Palti, a shareholder of the Consultant, which will devote his full business time, professional attention, best efforts and abilities to the business and affairs of the Company, and the Consultant shall not assign, subcontract or delegate the performance of the Services or any part thereof to any other person or entity. Each of Consultant and Prof. Palti shall notify the Company immediately of every matter or transaction in which either of them has a significant personal interest and which might create a conflict of interest with their respective position in the Company.

3.4.	The Consultant hereby declares and warrants that no restriction exists to its contracting hereunder.

4.	Compensation

4.1.	The Consultant shall be entitled to the aggregate amount of $20,000 (twenty thousands US Dollar) per month for his services according to this Agreement (the “Consulting Consideration”). Such Consulting Consideration shall constitute the entire benefits, rewards and other compensations and reimbursement to which the Consultant shall be entitled in consideration for the services he is providing to the Company during the term of this Agreement.

4.2.	The Consulting Consideration shall be paid to the Consultant within 7 days following the end of each month of the term of this Agreement. VAT at the applicable rate shall be added if Consultant delivers to the Company a proper “tax invoice” in the Company name.

4.3.	In addition, Company shall make available to the Consultant during the term hereof an automobile in accordance with Company’s policy, and shall bear all fixed and current expenses related to such automobile (but not parking fines and other traffic violations). The automobile may be purchased or leased by the Company, at its sole discretion and according to the Company’s policy. Upon termination of this Agreement for any reason whatsoever, Consultant shall forthwith return the automobile with the keys and all licenses and other documentation related with the automobile to the Company within 3 (three) days. Consultant shall not have any lien right in the telephone line, the cellular phone or the automobile or in any document or property related thereto.

NovoCure Ltd. Topaz Bldg. 4th floor, Shaa’r HaCarmell P.O. Box 15022 MATAM Center, Haifa 31905	2

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4.4.	The Company shall be entitled to deduct from payments to the Consultant any taxes required to be withheld under applicable law pursuant to any remuneration and/or benefit hereunder, unless the Consultant furnished the Company with an appropriate exemption certificate.

5.	Expenses Remuneration. The Employee shall be entitled to receive reimbursement for actual business expenses arising out of travel, lodging, meals and entertainment in connection with the performance of duties hereunder, provided Employee submits proper documentation and that such business expenses have been approved in advance by the Board of Directors according to the Company’s policy.

6.	Term and Termination. Unless sooner terminated by Company as a result of Consultant’s default in performance of the terms and conditions of this Agreement, the term of this Agreement shall commence as of the date hereof and shall continue until either party terminates this Agreement by a prior written notice of at least six (6) months to the other party; provided however that Consultant undertakes not to terminate this Agreement for a period of at least thirty-six (36) months commencing as of the date hereof, unless such termination will constitute a “Non-Voluntary Termination”, as defined below. Notwithstanding any termination of this Agreement for any reason whatsoever, the Consultant’s obligations under Sections 8,9,10 and 11 hereto shall survive through the periods prescribed therein. For the removal of doubt, except as specifically permitted under this Section 6, this Agreement is not terminable by either party other than by their mutual consent or in the event of a breach thereof by the other party, which is incurable or uncured within fourteen (14) days’ notice,

“Non-Voluntary Termination” means termination for any of the following reasons: (1) a material adverse change in the title, compensation or benefits attached to Consultant’s position with the Company; (2) the failure by the Company to pay, within thirty (30) days of receipt of a written notice from the Consultant, any compensation or outstanding expenses owed hereunder by the Company to Consultant; (3) the consummation of a Change of Control or the initial public offering of the Company’s parent (i.e., Standen Limited) shares.

In this Agreement, “Change in Control” means any transaction under which all of the shareholders of the issued and outstanding share capital of Company’s parent immediately prior to such a transaction own immediately following such a transaction less than 50% of the issued and outstanding share capital of the surviving entity (i.e. not on a fully diluted basis) resulting from such a transaction.

7.	Liability of Consultant. The Consultant shall not have any liability to any loss or damage incurred by the Company (i) for any mistake in judgment, or (ii) for any action taken or omitted to be taken in good faith and which the Consultant reasonably believed to be in the best interests of the Company, unless such mistake, action or inaction constituted willful misconduct on the part of the Consultant.

NovoCure Ltd. Topaz Bldg. 4th floor, Shaa’r HaCarmell P.O. Box 15022 MATAM Center, Haifa 31905	3

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8.	Relationship. The Consultant is engaged hereunder as an independent contractor for the Company. This Agreement terminates any previous understanding or agreement between the parties thereof. The Consultant shall bear its costs and expenses in connection with the provision of the Services hereunder and shall comply, at its own expense, with the provisions of all applicable municipal requirements and with all laws applicable to him, and shall pay and be solely liable for all taxes applicable to him by virtue of his services hereunder and/or the compensations to him therefore. The Consultant shall be reimbursed for reasonable business expenses, provided these were previously agreed upon by the Company’s Board of Directors, including the directors appointed by the holders of the Company’s Preferred A Shares.

9.	Ownership Rights.

9.1.	The Consultant agrees to communicate to Company as promptly and fully as practicable all Inventions conceived or reduced to practice by the Consultant (alone or jointly with others) at any time specifically related to or arising out of this Agreement, the Services or the Projects. The Consultant undertakes and warrants that any such Inventions, and any Technology, Derivative Projects and Documentation (as such terms are defined below), and all right, title, and interest therein, including copyrights, patents, patent applications and any other intellectual property, in and to the Project and any Technology, Derivative Projects and Documentation produced or provided by the Consultant, alone or in combination with Company and/or Consultant’s employees or any third party, shall be the sole property of Company. The Consultant agrees that, any contribution by the Consultant or its employees to the creation of such works, including all copyright interest therein, shall be considered works made for hire by the Consultant for Company and that such works shall, upon their creation, be owned exclusively by Company. To the extent that any such works may not be considered works made for hire for Company under any applicable law, the Consultant agrees to permanently assign and, upon their creation, automatically assigns to Company the ownership of such works, including copyright interests and any other intellectual property therein, for no further consideration. The Consultant will be responsible to secure similar undertakings from its employees.

As used in this Agreement, the term “Inventions” includes, but is not limited to, all discoveries, improvements, processes, developments, designs, know-how, data, computer programs and formulae, whether patentable or unpatentable. “Technology” means computer programs, technical, engineering, manufacturing information and know how relating specifically to the Project or produced

NovoCure Ltd. Topaz Bldg. 4th floor, Shaa’r HaCarmell P.O. Box 15022 MATAM Center, Haifa 31905	4

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specifically in connection with the services, plans and designs for plans, project plans, processes, specifications, process design, skills, methods and other proprietary information relating specifically to the Project or the services, the setting up of plans for its manufacture and the technical management of such plans. “Derivative Projects” means any computer program, software, hardware appliances developed or otherwise acquired by the Consultant which are modifications of, enhancement to, be used with, derived from or based upon the Technology. “Documentation” means all manuals, user documentation, working paper, computer instruction, magnetic disk or other media written pertaining specifically to the Project.

9.2.	The Consultant will take such actions and sign all such documents as may be requested by Company to perfect and/or register Company’s rights in the results of the Services hereunder.

9.3.	Subject to the Company’s prior express consent and approval, the Consultant and/or any of its employees may effect publication of Inventions conceived or reduced to practice by the Consultant for scientific purposes. In that respect, the Consultant shall submit copies of any intended publication to the Company, for review and comment; such comments’ taken into consideration in the final publication submission shall be a condition to any publication. The Consultant shall provide the Company with copies of all such publications. The Consultant acknowledges the need to, and undertakes to withhold publication and/or public use of any Invention mentioned hereunder until appropriate protections are in place to prevent forfeiture of any intellectual rights, to the Company’s satisfaction.

10.	Non-competitive Uses

The Consultant shall not at any time make any use of any design know-how, design documentation, source code, object code or other trade secrets specifically relating to the Project, Technology, Inventions mentioned under Section 8 hereof, Derivative Projects or the Documentation in any way, except for the performance of the Services hereunder. The Consultant shall not be involved alone or with others, during the term of this Agreement, including as a shareholder (except for holding less than 5% interest in a publicly traded entity), director, employee, agent, consultant, partner, supplier, distributor, or otherwise, in any business which is in competition with the Project.

11.	Confidentiality

11.1.	The Consultant hereby acknowledges and agrees that (a) the Services results, Inventions mentioned under Section 8 hereof, Technology, Documentation,

NovoCure Ltd. Topaz Bldg. 4th floor, Shaa’r HaCarmell P.O. Box 15022 MATAM Center, Haifa 31905	5

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Derivative Projects; and (b) the content of this Agreement and any other agreement or understanding relating hereto; and (c) any information which it may receive from Company concerning the Project (hereinafter “Confidential Information”) constitute and contain valuable proprietary rights and trade secrets of Company, embodying substantial creative effort and confidential information, ideas and expressions. Accordingly, the Consultant agrees to treat (and take precautions to ensure that its employees treat) the above as confidential information in accordance with the confidentiality requirements and conditions set forth below.

11.2.	The Consultant shall not disclose the above Confidential Information or any part thereof to any third party whatsoever except to (a) its own employees on a “need to know” basis only in which event it shall take all steps to ensure that said employee(s) will maintain absolute secrecy with regard to any portion of the Confidential Information disclosed to it or them; or (b) to any third party directly involved with the Services on a “need to know” basis only in which event it shall take all steps to ensure that said third party will maintain absolute secrecy with regard to any portion of the Confidential Information disclosed to it, including, inter alia, the taking by such third party of all steps to ensure that the employees thereof will maintain absolute secrecy with regard to any portion of the Confidential Information disclosed to it or them, such disclosure to be made on a “need to know” basis only.

11.3.	The term “Confidential Information” shall not include any information that the Consultant shall show in writing that was either:

(a)	already known to it prior to the disclosure thereto by the company; or

(b)	before being divulged by the Consultant to any third party, such information: (i) was in the public’s domain through no wrongful act of the Consultant; (ii) was rightfully received by the Consultant from a third party without restriction on disclosure and without a breach of any confidentiality obligation running directly or indirectly to the Company; (iii) was approved for release by a written authorization by the Company.

12.	No Restriction on Sale

Company may at any time, sell the Project and/or the Technology and/or the Derivative Projects and/or Documentation and/or any part thereof in any country in the world without any restriction or limitation of any kind whatsoever.

NovoCure Ltd. Topaz Bldg. 4th floor, Shaa’r HaCarmell P.O. Box 15022 MATAM Center, Haifa 31905	6

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12.	Defense of Suits

In case any suits or proceedings shall be commenced by any person, firm or corporation against either party hereto for or on account of any loss, damage or injury, including an employee suit, for which the other party hereto is liable under the provisions of this Agreement, the party so sued or proceeded against shall give to the other party involved reasonable notice in writing of the pendency of such suit or proceeding and thereupon such other party shall assume the defense of such suit or proceeding and shall save and hold the party so sued harmless from all loss and costs by reason thereof. None of the parties hereto shall be bound by any judgment against another party hereto unless it shall have had opportunity to make such defense. When such notice and opportunity have been given the party notified shall be bound by the judgment as to all matters litigated in such suit or proceedings.

13.	Notices. All notices pursuant to this Agreement shall be deemed to have been validly delivered upon receipt thereof (whether by non-registered mail, facsimile, personal delivery or otherwise), or three days after deposit in registered mail, return receipt requested and with proper postage prepaid, whichever is earlier, and addressed to the party to be notified as follows:

If to the Company, at:

NovoCure Ltd.

Topaz Building, Sha’ar Ha’carmel

P.O.B 15022

Matam, Haifa, 31905

If to Consultant, at:

Palti Consultants Ltd.

XXXXX

XXXXX

13.	Choices of Law and Jurisdiction.

12.1	This Agreement and the rights and obligations of the parties hereunder shall be governed by and constructed in accordance with the internal laws of the State of Israel, excluding any other applicable rules of choice of law.

12.2	Any dispute arising in connection with this Agreement shall be subject to the exclusive jurisdiction of the competent courts situated in Tel Aviv

NovoCure Ltd. Topaz Bldg. 4th floor, Shaa’r HaCarmell P.O. Box 15022 MATAM Center, Haifa 31905	7

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IN WITNESS WHEREOF, the parties have executed and delivered this Consulting Agreement as of the date first above written.

NOVOCURE LTD.

By:	/s/ Asaf Danziger
Name:
Title:

PALTI CONSULTANTS LTD.

By:	/s/ Yoram Palti
Name:
Title:

The undersigned hereby undertakes to perform any and all of the Company’s obligations under Section 3.3 to this Agreement and hereby declares and warrants that no restriction exists to its contracting hereunder.

/s/ Yoram Palti
YORAM PALTI

NovoCure Ltd. Topaz Bldg. 4th floor, Shaa’r HaCarmell P.O. Box 15022 MATAM Center, Haifa 31905	8